PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-92161
(To Prospectus dated March 11, 2009)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Pharmaceutical HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 11, 2009 relating to the sale of up to 1,000,000,000 depositary receipts by the Pharmaceutical HOLDRS Trust.

The share amounts specified in the table in the “Highlights of Pharmaceutical HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company1	Ticker	Share Amounts	Primary Trading Market
Abbott Laboratories	ABT	14.0000	NYSE
Allergan, Inc.	AGN	2.0000	NYSE
Biovail Corporation	BVF	4.0000	NYSE
Bristol-Myers Squibb Company	BMY	18.0000	NYSE
Eli Lilly & Company	LLY	10.0000	NYSE
Forest Laboratories, Inc.	FRX	4.0000	NYSE
Hospira, Inc.	HSP	1.4000	NYSE
Johnson & Johnson	JNJ	26.0000	NYSE
King Pharmaceuticals, Inc.	KG	4.2500	NYSE
Medco Health Solutions, Inc.	MHS	5.3064	NYSE
Merck & Co., Inc.	MRK	22.0000	NYSE
Mylan Laboratories, Inc.	MYL	2.2500	NASDAQ
Pfizer Inc.	PFE	69.8200	NYSE
Schering-Plough Corporation	SGP	14.0000	NYSE
Valeant Pharmaceuticals	VRX	1.0000	NYSE
Watson Pharmaceuticals, Inc.	WPI	1.0000	NYSE
Zimmer Holdings Inc.	ZMH	1.8000	NYSE

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is October 20, 2009.

1 On October 15, 2009, the merger of Wyeth and Pfizer Inc. became effective.  As a result, Wyeth will no longer be an underlying constituent of the Pharmaceutical HOLDRS Trust.  In connection with the merger, Wyeth shareholders will receive 0.985 shares of Pfizer Inc. and $33.00 in cash for each share of Wyeth.  The Bank of New York Mellon will receive 11.82 shares of Pfizer Inc. and $396.00 in cash for the 12 shares of Wyeth per 100 share round lot of Pharmaceutical HOLDRS.  As a result, once the allocation has been completed by the Depository Trust Company, creations of Pharmaceutical HOLDRS will require a deposit of 69.82 shares of Pfizer Inc. per 100 share round lot of Pharmaceutical HOLDRS.  Additionally, creations and/or cancellations from October 16, 2009 through October 23, 2009 inclusive will require $396.00 per 100 share round lot of Pharmaceutical HOLDRS.